                                                                      EXHIBIT 11

                     HealthGrades.com, Inc. and Subsidiaries

                        Computation of Per Share Earnings

                                    FOR THE           FOR THE
                                     THREE             THREE
                                     MONTHS            MONTHS
                                     ENDED             ENDED
                                 MARCH 31, 2000    MARCH 31, 1999
                                 --------------    --------------
Weighted average
   Shares outstanding               13,504,008        16,494,704

Effect of dilutive securities:
   Employee stock options                   --                --
                                   -----------      ------------

Weighted average number of
   Common shares and common
   Share equivalents used in
   Computation                      13,504,008        16,494,704
                                   ===========      ============

Net loss                           $(2,140,417)     $   (292,824)
                                   ===========      ============
Net loss per common
   share (basic)                   $     (0.16)     $      (0.02)
                                   ===========      ============
Net loss per common
   share (diluted)                 $     (0.16)     $      (0.02)
                                   ===========      ============